Ernst & Young s.r.l./S.E.N.C.R.L. Ernst & Young LLP 900, boul. De Maisonneuve Ouest Bureau 2300 Montréal (Québec) H3A 0A8 Tél./Tel : +1 514 875 6060 Téléc./Fax : +1 514 879 2600 ey.com

December 15, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated December 15, 2023, of Acasti Pharma Inc. and are in agreement with the statements contained in the first three paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

Société membre d’Ernst & Young Global Limited / A member firm of Ernst & Young Global Limited

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